Exhibit 99.1

New York, May 6, 2026: Flutter Entertainment plc (NYSE: FLUT; LSE: FLTR) (“Flutter”), the world’s leading online sports betting and iGaming operator, today announces Q1 2026 results.

Key financial highlights:

In $ millions except where stated otherwise	Three months ended March 31,
	2026	2025	YOY
Average monthly players (AMPs) (‘000s’)[1]	14,378	14,880	(3)%
Revenue	4,304	3,665	+17%
Net income	209	335	(38)%
Net income margin	4.9%	9.1%	(420	)bps
Adjusted EBITDA[2]	631	616	+2%
Adjusted EBITDA margin[2]	14.7%	16.8%	(210	)bps
Earnings per share ($)	1.23	1.57	(22)%
Adjusted earnings per share ($)[2]	1.22	1.59	(23)%
Net cash provided by operating activities	330	188	+76%
Free cash flow[2]	153	88	+74%
Free cash flow including financing capex and excluding player funds[2]	123	226	(46)%
Leverage ratio[2] (December 2025 3.7x)	3.7x

Overview

•	Group revenue +17% year-over-year benefiting from M&A3, a positive swing in year-over-year sports results, and strong iGaming growth. AMPs down 3% reflecting India market closure[4]

•	Management changes implemented to best position the Group for future growth:

•	Dan Taylor, CEO of International, appointed President of Flutter Entertainment

•	Christian Genetski, President of FanDuel, will now lead the US business

•

US sportsbook improvement plan driving encouraging signs of recovery, in line with our expectations, with good progress made on generosity effectiveness, and phased roll-out of loyalty program commenced in April

•	US revenue $1,763m: +6% year-over-year with sportsbook +1% and iGaming +19%:

•	Continued #1 sportsbook and iGaming positions, 39% and 27% respective GGR market shares[5]

•	Revenue c. $90m ahead of Q1 guidance excluding $45m sports results headwind[6]

•	Sportsbook revenue growth reflected:

•	Continuing impact from Q4 unfavorable recycling and customer churn

•	Less unfavorable sports results year-over-year

•	Customer growth and underlying revenue growth improving through the quarter

•	Strong launch in Arkansas despite accelerated timeline

•	Continued strong iGaming growth driven by direct casino engagement

•	FanDuel Predicts:

•	“One App” experience launched in non-sportsbook states where FanDuel Predicts can now be accessed through the FanDuel sportsbook app

•	Initial phase of market-making commenced with positive early indicators

•	Adjusted EBITDA of $119m, 26% lower year-over-year after investment in prediction markets[7] and Arkansas launch

•

International revenue $2,541m: +27% year-over-year (+18% constant currency (CC)8) with sportsbook +22% and iGaming +32% benefiting from M&A, offset by an adverse year-over-year swing in sports results. On an organic basis[2,9], revenue was in line with the prior year:

•	Sportsbook organic revenue -7% with a strong underlying performance in SEA offset by unfavorable sports results in UKI and SEA[6]

•	iGaming organic revenue +8%, driven by performances in SEA, UKI and CEE

•	Adjusted EBITDA of $587m, +13% (+5% CC). Organic adjusted EBITDA was 5% lower driven by the shift in revenue mix toward higher cost-of-sale products and regions

•

Group Q1 net income of $209m was $126m lower year-over-year due to increases in interest expense, net, and depreciation and amortization, primarily as a result of M&A, partly offset by a higher non-cash Fox Option[10] benefit. Net income margin was 4.9%

•	Group Q1 adjusted EBITDA of $631m +2% and adjusted EBITDA margin of 14.7%, -210bps, driven by revenue growth, investment in FanDuel Predicts and new state launch costs

•

Earnings per share of $1.23 and adjusted earnings per share of $1.22 were -22% and -23% year-over-year, respectively, reflecting the above profitability drivers and a year-over-year benefit from non-controlling interests

•

Net cash provided by operating activities +76% year-over-year reflecting a positive swing in the movement in player deposit liabilities. Free cash flow including financing capex and excluding player funds[11] declined by 46%, due to increased capital expenditure and tax payments

•	Review of London Stock Exchange listing commenced

Updated full year 2026 guidance12,13

April performance on an underlying basis was in line with our expectations across both the US and International. Additionally, we have been pleased with the performance of our early Arkansas state launch, which was not incorporated in our prior outlook and therefore will add $35m in investment costs for 2026

We are updating guidance for US and International to include (i) unfavorable Q1 sports results since guidance was issued6, (ii) new state launch costs in Arkansas, and (iii) the change in reporting for PokerStars North America which has no impact from an overall Group basis.

Group revenue is now expected to be $18.305bn with adjusted EBITDA of $2.865bn at the midpoint. This reflects a reduction from previous guidance of $18.4bn and $2.97bn in revenue and adjusted EBITDA expectations respectively, with updated guidance now representing 12% and 1% year-over-year growth.

Peter Jackson, CEO, commented:

“Flutter’s Q1 performance was encouraging, with Group revenue increasing 17% year-on-year. This reflected positive signs from our US sportsbook improvement plan, where performance was ahead of our expectations in March. Group performance also benefited from our local hero acquisitions in Italy and Brazil, and excellent underlying SEA growth.

While we made good progress during the quarter, there remains more to do to ensure the improving US sportsbook trends continue and we announced today the management changes we are making to best position us for our next phase of growth. The core fundamentals of our business remain strong, and I am confident that we have the right strategy, structure and global portfolio of local hero brands to capitalize on the significant long-term growth opportunity ahead. I look forward to further progress as we move through the rest of 2026.”

To our shareholders

Flutter delivered Q1 revenue growth of 17% year-over-year benefiting from our Snai and Betnacional acquisitions and a positive swing in year-over-year sports results. Sportsbook revenue grew 10% with excellent underlying momentum in SEA. US sportsbook was 1% higher year-over-year, including improvement on an underlying basis through the quarter as we execute on our improvement plan. We also delivered continued strong iGaming performance across the US, SEA and UKI, with Group iGaming revenue growth of 28%.

I have been reflecting for some time on how to ensure we remain as agile, focused and well-positioned as possible as a Group. The US market, and FanDuel’s leading position within it, represents one of the most significant growth opportunities in our industry, and it is essential that we have the right structure and leadership in place to fully capitalize on it. To that end, I am pleased to announce that Dan Taylor, currently CEO of Flutter International, will assume the newly created role of President of Flutter Entertainment, taking on oversight of the FanDuel business in addition to his existing responsibilities. Dan’s track record of driving growth and executing complex strategies make him ideally suited for this expanded role.

At the same time, Amy Howe has left the company, and Christian Genetski, President of FanDuel, will assume leadership of the FanDuel business. Christian joined FanDuel in 2015 and has been instrumental in scaling the business to its current number 1 position in the market. I would like to thank Amy for her contribution to Flutter and FanDuel, and recognize the impact she has had on the business since joining in 2021. We wish her every success for the future. Within the US business we have also narrowed ownership of the drivers of sportsbook performance. These changes will sharpen focus on US sportsbook, strengthen the connection between our US and International operations, and fully leverage the Group’s expertise and strategic ambition.

US update

US Q1 revenue grew by 6% with sportsbook revenue up 1% year-over-year and iGaming revenue up 19%. While we have seen encouraging signs in our underlying sportsbook growth as the quarter progressed, overall performance in Q1 was adversely impacted by a continuation of the market-wide trends observed during Q4. FanDuel exited 2025 with a smaller customer base than anticipated which continued to impact growth during the quarter, with sportsbook AMPs 6% lower year-over-year. iGaming performance remained strong benefiting from continued execution on our casino-first strategy and underpinned by AMP growth of 10%.

US core sports betting and iGaming

We have a clear sportsbook improvement plan focused on strengthening our reward and product proposition to ensure we maintain our leadership position in these areas. During Q1 we restructured the sportsbook team to ensure we are best positioned to deliver our plans.

From a generosity perspective, we have been focused on delivering a customer-first proposition. This approach helped to drive better customer engagement with our early-win promotional campaign during March Madness, and opportunistic payouts to capture the social side of betting which have resonated well. In April we began the roll-out of our sportsbook loyalty program, allowing players to earn points, unlock levels and enjoy rewards. Although initially available to a small cohort of customers, engagement has been very positive as customers note that their overall FanDuel experience has improved with the addition of the program. We also launched Bet Protect+, an industry-first generosity mechanic where customers can insure their bets for the full game for a small fee, balancing disciplined investment with customer demand for parlay guarantees. The initial response has been very positive, with adoption rates doubling our expectations and continuing to grow.

Sportsbook product enhancements included expansion of our popular “Pass the Leg” feature to Super Bowl, more personalized and simplified Same Game Parlay (SGP) building for NBA with “Bet it again” and full-screen streaming for key sports. We continued to leverage our leading outcome-based pricing capabilities to further expand cash-out functionality and establish the core foundations for our product roadmap for the rest of the year.

These changes are gaining traction with our customers and underlying trends across our headline KPIs have been positive. AMPs, handle and structural revenue margin all improved during the quarter. January AMP declines of 5% recovered to 1% growth in March. Handle trends improved from a 10% year-over-year decline in January, to a 4% decline in March before we began lapping the elevated March Madness handle in the prior year due to a particularly customer-friendly tournament which generated strong recycling activity. These positive trends underpinned an improvement in underlying revenue growth, with these trends expected to continue into Q2.

As we look ahead for the rest of the year, we have a strong pipeline of enhancements planned. These include significant expansion of our new loyalty program through Q2 and Q3 ahead of a full roll-out for the NFL 2026/2027 season. We are also very excited about the opportunity that the FIFA World Cup presents in Q2 and in Q3, with a number of new soccer product features in the pipeline to strengthen FanDuel’s product leadership and position us well for customer engagement during the tournament.

We continued to see only a limited cannibalization impact from prediction market operators on our sportsbook growth, consistent with our prior estimate of a low single-digit percentage effect on handle growth. This estimate is primarily based on a comprehensive tracking of deposit data along with download data and monitoring of trends we are observing within the FanDuel customer database. We believe this limited impact reflects the fundamental differences in product propositions between sportsbooks and prediction market platforms, customer age profiles and concentration of prediction market activity among entertainment-first and low-value users. While the direct cannibalization impact has been limited, we do believe prediction market operators may be attracting some new, incremental entertainment-first recreational customer cohorts, and we continue to monitor the impact of prediction market operators on the broader sports-betting ecosystem. Our recent launches in Missouri and Arkansas were both ahead of expectations, further validating that demand for sports betting products remains strong in states where it has been previously unavailable.

In iGaming, FanDuel delivered another strong quarter of growth with AMPs up 10%. Expansion of our direct casino player base, coupled with improved player frequency among higher-value cohorts, drove revenue growth of 19% year-over-year. This included direct casino revenue growth of 28% which more than offset the impact of reduced cross-sell customers from sportsbook. This performance was driven by enhanced rewards delivered through our loyalty program including daily reward boxes and the continued roll-out of new and exclusive content. At the start of April, we also migrated PokerStars customers to the FanDuel platform which will help unlock improved product and cross-state liquidity for poker customers, mirroring the success we have seen in Italy.

While organic investment to generate long-term value remains our top priority, we are equally focused on cost efficiency. Cost savings have been realized across a variety of initiatives including ongoing delivery of payment provider cost efficiencies, improved supplier rates, and a focus on process improvements. We will also be closing down our FanDuel TV racing network and FanDuel Picks product in 2026 to optimize costs and ensure investment is focused on those areas that are expected to generate the greatest returns.

Prediction markets

We continue to view prediction markets as a very attractive, incremental opportunity providing an avenue to acquire customers ahead of sports betting regulation in new states. Our in-house expertise and capabilities place us in a strong position to capitalize on this opportunity in the long-term. We are making good progress on FanDuel Predicts, with further improvements to be delivered during the year. However, while the fast moving and complex regulatory environment means that product delivery timescales have at times been challenging, we are prioritizing new product roll-out, and we are focused on building the operational flexibility required to deliver our ambitions.

In Q1, FanDuel Predicts was expanded nationwide across financial, economic and commodities contracts, with sports available for trading in 18 non-sportsbook states including California, Texas and Florida. During March and April, we widened our range of sports markets and the first real testing of our generosity capabilities saw encouraging returns with strong app downloads through March Madness.

At the start of April, we launched the FanDuel “One App”, dynamically delivering sports betting to those customers in sportsbook states or prediction markets to customers in non-sportsbook states. This will allow us to leverage FanDuel’s strong nationwide brand awareness and significant existing nationwide marketing investment. It also provides a simplified discovery and onboarding experience for new customers where just one download provides access to an increasingly compelling sports experience.

While revenues in Q1 were modest, reflecting the relatively early stage of our journey, we are focused on delivering the improvements needed during 2026 to serve customers a compelling, truly sports-led experience by Q4. The 2026/2027 NFL season launch will be a major milestone, with many improvements also planned for the FIFA World Cup.

We believe our world-class, proprietary pricing capabilities can also unlock a significant market-making opportunity. In April, we began trialing market-making services on a major, third-party prediction market platform. It is early days, and our initial focus has been on optimizing spreads across a range of contract types and testing capabilities to ensure we are well positioned to balance growing market share while scaling risk management. Early indicators have been encouraging and we expect to launch our market-making platform in the coming months.

As outlined at our Q4 earnings, we continue to expect investment in prediction markets to be toward the top end of our previous guidance ($250m-$300m of adjusted EBITDA investment losses). Our priority remains building long-term value, while retaining flexibility to adjust investment where performance warrants. We believe this will position us to deliver future growth and harness the long-term opportunities for our business.

International update

International Q1 performance delivered revenue growth of 27% (+18% CC) and adjusted EBITDA growth of 13% (+5% CC) benefitting from the acquisitions of Snai and Betnacional. Organic revenue was in line with the prior year, as excellent underlying growth in SEA, and continued iGaming momentum in UKI and CEE, offset unfavorable sports results in the quarter. Organic adjusted EBITDA declined by 5% driven by higher revenue growth in products and regions with a higher cost of sales. We are making very good progress on delivering our $300m 2027 cost efficiency program with full rate savings expected to be achieved by the end of this year. We remain focused on identifying further cost optimization through our next phase of cost and business transformation.

SEA delivered strong revenue growth of 110%, benefiting from the acquisition of Snai. On an organic basis, AMPs grew 26% and revenue 23%, driven by a market-leading performance in Italy, strong growth in Türkiye and a benefit from PokerStars migrations. In Italy, SEA strongly outperformed the market, delivering a 31% online market share. Sisal’s unique, market-first MyCombo SGP product saw exceptional engagement, driving multi-leg bets to half of Sisal’s pre-match soccer handle in Q1, with over 30% of bets having 5 or more legs. Sisal’s iGaming performance benefited from exclusive content offering customers premium products and differentiation, alongside improvements to our games’ recommendation engine. Snai delivered continued online growth, with successful completion of our planned platform migration at the end of April now unlocking access to Sisal’s market leading product for Q2. We also continued to see a year-over-year iGaming benefit from our successful tombola and PokerStars integrations in H2 2025, with PokerStars revenue now ahead of its peak during the Covid-19 pandemic. In Türkiye, revenue growth of 32% (59% CC) was driven by further network expansion and new content roll-out.

In UKI, iGaming AMPs were 10% higher and revenue was up 14% (+6% CC). This reflected excellent, double digit iGaming growth for Paddy Power, tombola and Betfair driven by a strong pipeline of new slots content resulting in strong retention metrics. In sportsbook, targeted generosity helped drive strong customer engagement during a record Cheltenham racing festival, where Paddy Power was the #1 downloaded app. Performance for Sky Bet has been behind expectations as customers adapted to the new user interface post-migration. However, now customers have access to the full Flutter sportsbook product suite, momentum continued to improve for the brand across the quarter. Sky Bet delivered its highest January customer acquisition volumes in five years and a strong Cheltenham festival which helped drive underlying sportsbook revenue back to growth in March.

The previously announced increase in iGaming taxes from 19% to 40% in the UK was implemented on April 1. Market competitiveness remained stable ahead of the change, but we now expect less profitable operators to begin to adjust both marketing and generosity strategies. As the leading scale operator in the UK, Flutter is very well-placed to deliver both material first order mitigation and benefit from second-order effects, including market share gains over time. However, a consequence of the increase in gaming taxes will be to drive some UK customers toward unregulated operators, where there is no player protection. We therefore welcome the UK Government’s allocation of funding to the UK Gambling Commission to combat this issue, and the recently proposed ban on sports club sponsorship by unlicensed operators. These steps, along with recent commentary from the UK Gambling Commission, demonstrate a strong intention to enforce against unregulated operators and we look forward to further steps to ensure that accessing illegal operators is restricted.

In Brazil, performance remained encouraging with Betnacional AMPs over 40% higher year-over-year, driven by continued product improvements across sportsbook and iGaming, validating our continued heightened investment in this exciting market. We will soon deliver a key milestone in our sportsbook product roadmap with the integration of our proprietary pricing capabilities. This will unlock significant Flutter Edge advantages such as a greater depth of markets, a leading parlay product and promotional improvements ahead of the FIFA World Cup in June.

In APAC, we continue to see modest year-over-year growth in both sportsbook AMPs and handle. Performance in racing excluding greyhounds, while still down year-over-year, was ahead of our expectations. We welcome the long-awaited advertising restrictions announced at the beginning of April and believe that Sportsbet is well placed to build on its market-leading position. We believe this strikes the right balance between safeguarding customers and allowing operators to continue offering sports betting products in a responsible way.

The Flutter Edge continued to drive tangible benefits across CEE and other regions. CEE revenue grew 14% (+7% CC), with Armenia cementing its number one iGaming position and Serbia delivering good momentum as product improvements took hold. In other regions, we are actively optimizing how we deploy our product capabilities and local hero brands, migrating PokerStars customers in Spain, France and Portugal to our SEA platform to unlock an improved product experience and cost efficiencies. This represents an important milestone as we scale across markets.

Final thoughts and outlook

I am encouraged by the progress we have made during the quarter. We have a clear improvement plan for US sportsbook and we are making good progress, with early signs our execution is gaining traction. The progress we are building in FanDuel Predicts is positive and I am excited about the potential opportunities within market-making.

Internationally, the integration of Snai and NSX is progressing well, our core markets continue to deliver underlying growth, and we are investing with conviction behind the significant opportunities that both Brazil and the FIFA World Cup present this year.

Looking ahead, the organizational changes we are making ensure we have the right structure in place to deliver continued execution against our strategic priorities. We are confident in the outlook for the year and our ability to deliver sustainable, long-term value for shareholders.

Sincerely,

Peter Jackson

Flutter CEO

In $ millions unless stated, unaudited	US				International				Group
Three months ended March 31,	2026	2025	YoY		2026	2025	YoY		2026	2025	YoY
Average monthly players (‘000s)	4,267	4,312	(1)%		10,111	10,568	(4)%		14,378	14,880	(3)%
Handle	13,357	14,606	(9)%		9,035	6,912	+31%		22,392	21,518	+4%
Net revenue margin	8.6%	7.8%	+80	bps	11.9%	12.7%	(80	)bps	9.9%	9.4%	+50	bps
Sportsbook revenue	1,144	1,134	+1%		1,077	880	+22%		2,221	2,014	+10%
iGaming revenue	564	472	+19%		1,386	1,050	+32%		1,950	1,522	+28%
Other revenue	55	60	(8)%		78	69	+13%		133	129	+3%

Total revenue	1,763	1,666	+6%		2,541	1,999	+27%		4,304	3,665	+17%
Cost of sales	(1,043)	(956)	+9%		(1,244)	(880)	+41%
Technology, research and development expenses	(89)	(82)	+9%		(120)	(95)	+26%
Sales and marketing expenses	(379)	(374)	+1%		(376)	(309)	+22%
General and administrative expenses	(133)	(93)	+43%		(214)	(197)	+9%

Reportable segment adjusted EBITDA	119	161	(26)%		587	518	+13%
Net income									209	335	(38)%
Unallocated corporate overhead[15]									(75)	(63)	+19%

Group adjusted EBITDA									631	616	+2%
Adjusted EBITDA margin	6.7%	9.7%	(300	)bps	23.1%	25.9%	(280	)bps	14.7%	16.8%	(210	)bps

Group

The Group delivered Q1 revenue growth of 17%. This was driven by iGaming revenue growth of 28% with sportsbook revenue up 10% and other revenue 3% higher, as set out below in the US and International sections.

Net income of $209m for the quarter reduced by $126m from $335m in Q1 2025, primarily due to:

•	A $71m increase in interest expense, net to $156m (Q1 2025: $85m) due to additional financing for the acquisitions of Snai and NSX and to purchase Boyd’s 5% interest in FanDuel

•

A $122m increase in depreciation and amortization cost to $416m in Q1 2026 (Q1 2025: $294m), primarily due to the acquisitions of Snai and NSX (adjusted depreciation and amortization Q1 2026: $202m, Q1 2025: $136m)

•	An $88m year-over-year non-cash benefit relating to the Fox Option fair value adjustment, with a gain in Q1 2026 of $293m (Q1 2025 gain of $205m)

Net income attributable to Flutter shareholders was $218m after including non-controlling interest credits of $9m. This led to a decline in earnings per share for the quarter of 22% to $1.23 reflecting the factors above, partly offset by a $61m non-controlling interest benefit as we lapped the prior period which included an expense which reflected Boyd’s ownership of 5% of FanDuel at the time (Q1 2025: $52m).

Adjusted EBITDA of $631m grew 2%, with adjusted EBITDA margin 210bps lower driven by the performances set out below in the US, International and unallocated corporate overhead sections. Adjusted earnings per share for the period declined 23% to $1.22, also reflecting the increases in adjusted depreciation and amortization, interest expense, net, and non-controlling interest credits.

From a cash flow perspective we have introduced a new non-GAAP liquidity measure: free cash flow including financing capex and excluding player funds. This measure includes purchases of intangible assets with extended payment terms which are recognized within cashflows from financing activities (‘financing capex’), and excludes changes in player deposits and related liabilities from the existing free cash flow calculation. We believe this measure provides additional insight into our ability to generate cash from core operations by including all intangible asset purchases by the Group and by eliminating cash flow movements from player deposit movements, which are not indicative of underlying business performance. Please see “Definitions of Non-GAAP Financial Measures” and “Reconciliations of Non-GAAP Financial Measures” sections for detailed definitions and GAAP reconciliations.

The Group’s net cash provided by operating activities increased by $142m or 76% year-over-year, primarily as a result of a positive year-over-year change in player funds of $153m, compared to an outflow in the prior year which included the impact of a Sisal lottery payout. This year-over-year improvement more than offset an increase in tax and interest payments during the quarter, and a Super PAC contribution made by FanDuel to strengthen our advocacy initiatives in the US. Capital expenditure increased year-over-year, primarily due to phasing of spend in the prior year. Adjusting for the positive impact of player funds, free cash flow including financing capex and excluding player funds declined by 46% year-over-year.

US

Revenue grew 6%, driven by iGaming revenue growth of 19% with sportsbook revenue up 1%. AMPs of 4.3m decreased by 1% (sportsbook AMPs -6%, iGaming AMPs +10%).

Sportsbook revenue performance was driven by a handle decline of 9%, partly offset by a year-over-year improvement in net revenue margin of 80 basis points to 8.6%.

The increase in net revenue margin included:

•

Structural revenue margin of 13.7%, which was 40bps lower than the prior year due to a reduced proportion of higher margin NFL and NBA volume in the quarter. We expect growth in structural revenue margin year-over-year in H2, and we remain confident in our structural revenue margin expectations of 15% in 2027, and 16% in the long term

•

A positive sports results impact year-over-year of 170bps (Q1 2026: 30bps unfavorable, Q1 2025: 200bps unfavorable). At a revenue level, this resulted in an adverse in-quarter impact in Q1 2026 of approximately $33m

•	Promotional spend of 4.9%, which was 50bps higher than the prior year due to the increase in investment in state launches in Missouri in December 2025, and Arkansas in March 2026

iGaming revenue grew 19%, underpinned by AMP growth of 10%.

Cost of sales increased by 180bps, primarily driven by tax rate increases of approximately 220bps, partly offset by market access savings and a year-over-year benefit from less unfavorable sports results.

Sales and marketing expenses were 1% higher year-over-year reflecting new state launch costs and FanDuel Predicts investment, but reduced by 90bps as a percentage of revenue to 21.5% reflecting the year-over-year swing in sports results. Technology, research and development costs were 9% higher and general and administrative costs were 43% higher primarily reflecting an increase in headcount and in server costs and cloud services costs to match the scaling of our business, investment in prediction markets, and lobbying costs to support our advocacy efforts.

Adjusted EBITDA was $119m (Q1 2025 $161m), with a reduction in adjusted EBITDA margin of 300bps year-over-year driven by the factors detailed above.

International

We have revised our definition of organic revenue and organic adjusted EBITDA to better capture foreign currency fluctuations and one-off events affecting year-over-year comparability. We believe that the revised definitions provide a more meaningful basis for comparison of period-over-period underlying performance.

The specific events impacting comparability in Q1 are as follows:

•	Acquisitions of Snai on April 30, 2025 and NSX on May 14, 2025

•	Closure of real money gaming in India in August 2025; and

•	Foreign currency fluctuations

Our revised organic measures are therefore presented on a constant currency basis, exclude the contribution from the Snai and NSX acquisitions in the current period, and treat the market closure in India as if they had been in place during the prior year period.

Please see “Definitions of Non-GAAP Financial Measures” and “Reconciliations of Non-GAAP Financial Measures” sections for detailed definitions and GAAP reconciliations.

($ millions except percentages)	Three months ended March 31,
	Total					Sports			iGaming
Unaudited	2026	2025	YoY	YoY CC	YoY organic	YoY	YoY CC	YoY organic	YoY	YoY CC	YoY organic
UK and Ireland	900	882	+2%	(5)%	(5)%	(11)%	(17)%	(17)%	+14%	+6%	+6%
Southern Europe and Africa	940	448	+110%	+95%	+23%	+120%	+97%	+5%	+104%	+94%	+33%
Asia Pacific	305	313	(3)%	(10)%	+2%	+12%	+2%	+2%
Central and Eastern Europe	160	140	+14%	+7%	+7%
Brazil	74	9	+722%	+640%	+10%
Other regions	162	207	(22)%	(27)%	(27)%

International revenue[16]	2,541	1,999	+27%	+18%	+1%	+22%	+12%	(7)%	+32%	+24%	+8%
International adjusted EBITDA	587	518	+13%	+5%	(5)%

International revenue was 27% higher year-over year (+18% CC), benefiting from the acquisition of Snai and NSX, while AMPs were 4% lower due to the closure of real money iGaming in India.

International revenue was 1% higher on an organic basis with a combination of SEA underlying sportsbook and iGaming growth, and good iGaming growth in UKI and CEE, offset by the impact of adverse sports results, primarily arising in UKI and SEA.

Sportsbook revenue grew 22% (+12% CC). This reflected handle growth of 31% (+20% CC), benefiting from M&A, and a decline in sportsbook net revenue margin of 80bps to 11.9%. Net revenue margin included:

•	A 40bps reduction in structural revenue margin to 16.6%, due to faster growth in regions with currently lower structural revenue margins including SEA, CEE and Brazil

•

An adverse sports results impact year-over-year of 120bps (Q1 2026: 100bps unfavorable, Q1 2025 20bps favorable). At a revenue level, this resulted in an adverse in-quarter impact in Q1 2026 of approximately $100m

•

An 80bps reduction in promotional spend to 3.6% driven by the impact of M&A, where the acquired businesses currently have an inherently lower level of promotional spend, and efficiency improvements across UKI and CEE

On an organic basis, sportsbook revenue declined 7%, with a 1% increase in handle offset by the revenue margin drivers discussed above.

iGaming revenue was 32% higher year-over-year (+24% CC) including the benefit of M&A. On an organic basis iGaming grew 8%, driven by performances in SEA, UKI and CEE.

International regions’ year-over-year revenue performance during Q1 was as follows:

•

UKI revenue grew 2% (-5% CC) with iGaming growth of 14% (+6% CC) driven by a 10% increase in AMPs. Sportsbook revenue declined 11% (-17% CC) and reflected a 2% increase in handle (-5% CC), combined with a 230bps unfavorable swing in year-over-year sports results

•

SEA revenue increased 110% (+95% CC), benefiting from the acquisition of Snai, and a 10 percentage point growth benefit from PokerStars migrations during the period. On an organic basis revenue was up 23%. This was driven by iGaming growth of 33% driven by Sisal’s strong performance in Italy and Türkiye. Organic sportsbook revenue grew +5% including the benefit from PokerStars migrations during the period of 3 percentage points, as organic handle growth of 29% was offset by a 310bps adverse swing in sports results

•

APAC revenue declined 3% (-10% CC) driven by the impact of the closure of real money gaming in India. Revenue grew 2% on an organic basis reflecting performance of Sportsbet. This was driven by an improvement in net revenue margin of 60bps due to a positive swing in sports results, offsetting a decline in handle of 4% primarily driven by greyhound softness in racing

•

CEE revenue grew 14% (+7% CC), supported by iGaming growth of 17% (+10% CC), as a 26% increase in sportsbook handle (+15% CC) reflecting Flutter Edge driven product improvements in MaxBet and lapping the impact of Armenian credit card restrictions, largely offset by an unfavorable 260bps swing in sports results

•

Brazil revenue grew 722% benefiting from the acquisition of NSX. Betnacional revenue grew 1% year-over-year as strong growth in handle and iGaming revenue were offset by very unfavorable sports results. Organic growth of 10% reflected improved trends in Betfair Brazil as we lapped re-registration friction in the prior year following the regulation of the Brazilian market in January 2025.

•

Other regions revenue was 22% lower (-27% CC), primarily reflecting a 16 percentage point growth impact from the transfer of PokerStars’ Southern European customers to the SEA region and continued declines in activity on the PokerStars global platform

Adjusted EBITDA increased by 13% (+5% CC) year-over-year to $587m reflecting the revenue performance above and the benefit of M&A. Adjusted EBITDA margin reduced by 280bps to 23.1%, primarily due to the impact of lower adjusted EBITDA margin acquisitions, and continued investment in Brazil. On an organic basis, adjusted EBITDA declined 5% with the revenue performance above offset by a reduction in adjusted EBITDA margin of 150bps to 24.3% primarily driven by an increase in cost of sales as a percentage of revenue year-over-year, detailed below.

Cost of sales as a percentage of revenue increased by 500bps to 49.0%, driven by the acquisition of Snai and Betnacional and the closure of real money gaming in India which represented 280bps of the increase. The remainder of the increase was primarily driven by a shift in revenue mix toward higher tax products and regions, increased tax and licensing costs in CEE and SEA, and a change in classification of the now-mandatory UK gambling levy from general and administrative costs.

Sales and marketing expenses increased by 22% year-over-year due to the impact of the Snai and NSX acquisitions. As a percentage of revenue, sales and marketing reduced by 70bps to 14.8%, as our investment in Brazil was partly offset by reduced spend in India and lower relative sales and marketing expenses in Snai.

Technology, research and development costs were 26% higher year-over-year with approximately half of this driven by the impact of M&A. General and administrative costs were 9% higher from M&A, the impact of which more than offset savings from retail closures in the UKI and the reclassification of the UK gambling levy to cost of sales.

Unallocated corporate overhead increased by 19% year-over-year (+9% CC) as we invest to enhance the Flutter Edge through shared technology, and in our US reporting and controls environment. We are progressing well with identifying further cost saving initiatives to ensure we have an efficient and agile operating model to support future growth. We will provide an update on our progress later this year.

Capital structure

Available cash decreased $316m year-over-year, closing at approximately $1.5bn. The change in total debt from $12,266m at December 31, 2025, to $11,965m at March 31, 2026 reflects repayment of our revolving credit facility. Net debt was $10,575m at the end of Q1, with a leverage ratio2 of 3.7x (3.7x at December 31, 2025). We expect profit growth and cash generation will drive leverage reduction by the end of 2026, with leverage expected to increase in Q2 and Q3, before reducing again in Q4.

At our Q4 earnings in February we communicated our plan to return $250m to shareholders, commencing during H1. This tranche began in Q1 and remains ongoing. As of May 1, $190m (Q1 2026: $121m) of this tranche has been returned to shareholders, bringing the total cash returned to shareholders since the beginning of the share repurchase program to $1.31bn, of a total of up to $5bn expected to be returned over the coming years.

Our disciplined capital allocation policy provides the flexibility to respond effectively to evolving market conditions and emerging opportunities. We continue to prioritize organic investment in our core business, and strategic investment including emerging opportunities such as prediction markets, while also ensuring the deleveraging profile of the business is maintained. There will be no additional buyback tranche this quarter, this position will continue to be assessed. While now is the time to prioritize deleveraging, buybacks remain an important part of our long-term capital allocation policy.

Given the Group’s robust growth profile, we expect to return to our target leverage range of 2.0 - 2.5x in the medium-term consistent with our stated policy, with exact timing dependent upon the cadence of our strategic investments and share repurchases.

Review of London Stock Exchange listing

We are undertaking a review of our London Stock Exchange listed ordinary shares. The conclusion of this review may result in the delisting of Flutter’s ordinary shares from the LSE. It is anticipated that this review will be completed during Q2 2026 and an update to shareholders will be provided in due course. The NYSE listing of Flutter ordinary shares will not be impacted by the possible cancellation of the LSE listing.

Guidance

April performance on an underlying basis was in line with our expectations across both the US and International. Additionally, we have been pleased with the performance of our early Arkansas state launch, which was not incorporated in our prior outlook and therefore will add $35m in investment costs for 2026

We are updating guidance for US and International to include (i) unfavorable Q1 sports results since guidance was issued6, (ii) new state launch costs in Arkansas, and (iii) the change in reporting for PokerStars North America which has no impact from an overall Group basis.

Our updated outlook for 2026 now includes the following midpoints:

Group: revenue and adjusted EBITDA of $18.305bn and $2.865bn, representing 12% and 1% year-over-year growth, respectively.

US: revenue and adjusted EBITDA of $7.795bn and $0.97bn after adjusting for:

•	Unfavorable sports results since guidance issued of $45m revenue and $30m adjusted EBITDA

•	Arkansas launch investment cost of $35m and a slightly unfavorable revenue impact

•	PokerStars North America, which will now be operated as part of the FanDuel business ($40m revenue, $15m adjusted EBITDA loss)

FanDuel Predicts Q1 revenue was not material, Q2 - Q4 revenue has not been included in our guidance.

This results in 2026 US revenue and adjusted EBITDA year-over-year growth of 12% and 5%, respectively, at the midpoint.

56% of our total full year revenue guidance and 77% of total full year adjusted EBITDA are expected to arise in H2, reflecting new state and prediction market investments in Q2. We anticipate the vast majority of H2 adjusted EBITDA to arise in Q4, given our expected launch in Alberta in July, the anticipated phasing of prediction market spend, and the expected ramp in trajectory of the business over the remainder of the year.

International: revenue and adjusted EBITDA of $10.51bn and $2.205bn after adjusting for unfavorable sports results since guidance issued of $50m revenue and $40m adjusted EBITDA and the impact of PokerStars North America as outlined above.

This results in 2026 International revenue growth of 12% year-over-year and adjusted EBITDA flat at the midpoint.

We expect approximately 52% of full year revenue and 53% of full year adjusted EBITDA to arise in H2 with adjusted EBITDA to be weighted to Q4.

Interest expense, net: now expected to be $640m, reflecting expected borrowing profile for the rest of the year, interest rate changes, and foreign currency movements.

All other guidance items remained unchanged from Q4 guidance

	Updated 2026 guidance			Previous guidance
	Low	Midpoint	High	Midpoint
Group revenue	$17.655bn	$18.305bn	$18.955bn	$18.4bn
Group adjusted EBITDA	$2.54bn	$2.865bn	$3.19bn	$2.97bn
US new states adjusted EBITDA	Approximately $(105)m			$(70)m
FanDuel Predicts adjusted EBITDA	Approximately $(300)m			$(275)m
US total revenue	$7.395bn	$7.795bn	$8.195bn	$7.8bn
US total adjusted EBITDA	$0.77bn	$0.97bn	$1.17bn	$1.05bn
International revenue	$10.26bn	$10.51bn	$10.76bn	$10.6bn
International adjusted EBITDA	$2.08bn	$2.205bn	$2.33bn	$2.23bn
Unallocated corporate overhead	Approximately $(310)m			$(310)m
Interest expense, net	Approximately $(640)m			$(610)m
Depreciation and amortization excl. acquired intangibles	Approximately $(750)m			$(750)m
Capital expenditure[17]	Approximately $(855)m			$(855)m
Share repurchases	Approximately $(250)m (H1 specific)			$(250)m

Guidance is provided (i) on the basis that sports results are in line with our expected margin for the remainder of the year, (ii) at stated foreign exchange rates13 and (iii) on the basis of a consistent regulatory and tax framework except where otherwise stated.

A reconciliation of our forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure cannot be provided without unreasonable effort. This is due to the inherent difficulty of accurately forecasting the occurrence and financial impact of the adjusting items necessary for such a reconciliation to be prepared of items that have not yet occurred, are out of our control, or cannot be reasonably predicted.

Conference call:

Flutter management will host a conference call today at 4:30 p.m. EDT (9:30 p.m. BST) to review the results and be available for questions, with access via webcast and telephone.

A public audio webcast of management’s call and the related Q&A can be accessed by registering here or via www.flutter.com/investors. For those unable to listen to the live broadcast, a replay will be available approximately one hour after the conclusion of the call. This earnings release and supplementary materials will also be made available via www.flutter.com/investors.

Analysts and investors who wish to participate in the live conference call must do so by dialing any of the numbers below and using conference ID 105296569. Please dial in 10 minutes before the conference call begins.

+1 833 461 5787 (North America)

+44 808 196 8935 (United Kingdom)

+353 1800 851 901 (Ireland)

+61 1800 849 752 (Australia)

+1 585 542 9983 (International)

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations as to future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. These statements include, but are not limited to, statements related to our share repurchase program, our cost efficiency program, the potential delisting of Flutter’s ordinary shares from the London Stock Exchange, our sportsbook improvement plan, planned deleveraging, our expectations regarding market share, impact of management changes, the performance of our business, our financial results, our operations, our liquidity and capital resources, the conditions in our industry and our growth strategy (including our plans and expectations related to new product offerings and enhancements). In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believe(s),” ”expect(s),” “potential,” “continue(s),” “may,” “will,” “should,” “could,” “would,” “seek(s),” “predict(s),” “intend(s),” “trends,” “plan(s),” “estimate(s),” “anticipates,” “projection,” “goal,” “target,” “aspire,” “will likely result,” and or the negative version of these words or other comparable words of a future or forward looking nature. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Such factors include, among others: Flutter’s ability to effectively compete in the global entertainment and gaming industries; Adverse changes to the regulation (including taxation) of online betting and iGaming; Flutter’s ability to retain existing customers and to successfully acquire new customers; Flutter’s ability to accurately determine the odds in relation to any particular event exposes us to trading, liability management and pricing risk; Flutter’s ability to develop new product offerings; Flutter’s ability to successfully acquire and integrate new businesses; Flutter’s ability to maintain relationships with third-parties; Flutter’s ability to maintain its reputation; Public sentiment towards online betting and iGaming generally; The potential impact of general economic conditions, including inflation, tariffs and/or trade disputes, fluctuating interest rates and instability in the banking system, on Flutter’s liquidity, operations and personnel; Flutter’s ability to obtain and maintain licenses with gaming authorities; The failure of additional jurisdictions to legalize and regulate online betting and iGaming; Flutter’s ability to comply with complex, varied and evolving U.S. and international laws and regulations relating to its business; Flutter’s ability to raise financing in the future; Flutter’s success in retaining or recruiting officers, key employees or directors; Litigation and the ability to adequately protect Flutter’s intellectual property rights; The impact of data security breaches or cyber-attacks on Flutter’s systems; and Flutter’s ability to remediate material weaknesses in its internal control over financial reporting.

Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2026 and other periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About Flutter Entertainment plc

Flutter is the world’s leading online sports betting and iGaming operator, with a market leading position in the US and across the world. Our ambition is to leverage our size and our challenger mindset to change our industry for the better. By Changing the Game, we believe we can deliver long-term growth while promoting a positive, sustainable future for all our stakeholders. We are well-placed to do so through the distinctive, global advantages of the Flutter Edge, which gives our brands access to group-wide benefits, as well as our clear vision for sustainability through our Positive Impact Plan.

Flutter operates a diverse portfolio of leading online sports betting and iGaming brands including FanDuel, Sky Betting & Gaming, Sportsbet, PokerStars, Paddy Power, Sisal, Snai, tombola, Betfair, MaxBet, Junglee Games, Adjarabet and Betnacional. We are the industry leader with $16,383m of revenue globally for fiscal 2025, up 17% YoY, and $4,304m of revenue globally for the quarter ended March 31, 2026.

Contacts:

Investor Relations:	Media Relations:
Paul Tymms, Investor Relations	Kate Delahunty, Corporate Communications
Ciara O’Mullane, Investor Relations	Lindsay Dunford, Corporate Communications
Rob Allen, Corporate Communications
Email: investor.relations@flutter.com	Email: corporatecomms@flutter.com

Notes

1

Average Monthly Players (“AMPs”) is defined as the average over the applicable reporting period of the total number of players who have had a bet settled and/or contributed to rake or tournament fees during the month. This measure does not include individuals who have only used new player or player retention incentives, and this measure is for online players only and excludes retail player activity. In circumstances where a player uses multiple product categories within one brand, we are generally able to identify that it is the same player who is using multiple product categories and therefore count this player as only one AMP at the Group level while also counting this player as one AMP for each separate product category that the player is using. As a result, the sum of the AMPs presented at the product category level is greater than the total AMPs presented at the Group level. See Part II, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Operational Metrics” of Flutter’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 26, 2026 for additional information regarding how we calculate AMPs data, including a discussion regarding duplication of players that exists in such data.

2

Organic revenue, Group adjusted EBITDA, organic adjusted EBITDA, Group adjusted EBITDA margin, free cash flow, free cash flow including financing capex and excluding player funds, net debt, leverage ratio, constant currency, adjusted net income attributable to Flutter shareholders and adjusted earnings per share are non-GAAP financial measures. See “Definitions of non-GAAP financial measures” and “Reconciliations of Non-GAAP Financial Measures” sections of this announcement for definitions of these measures and reconciliations to the most directly comparable financial measures calculated in accordance with GAAP. Due to rounding, these numbers may not add up precisely to the totals provided.

3	The Group acquired Snai in April 2025 and NSX in May 2025. Both are reported within our International segment from their respective completion dates.
4

Flutter has ceased all real-money gaming operations in India following the enactment of the Promotion and Regulation of Online Gaming Act, 2025, which required Junglee and all other operators to immediately stop real-money gaming services.

5

US market position based on available market share data for states in which FanDuel is active. Online sportsbook market share is the gross gaming revenue (GGR) and net gaming revenue (NGR) market share of our FanDuel brand for the three months to March 31, 2026 in the states in which FanDuel was live (excluding Tennessee as they no longer report this data), based on published gaming regulator reports in those states. iGaming market share is the GGR market share of FanDuel for the three months to March 31, 2026 in the states in which FanDuel was live, based on published gaming regulator reports in those states. US iGaming GGR market share including PokerStars US (which is reported in the International segment) for the three months to March 31, 2026 was 27%.

6	Impact of US sports results:

•	Q1 sports results included in previous guidance: revenue $12m favorable, $8m adjusted EBITDA favorable

•	Q1 total sports results: revenue $33m unfavorable, $22m adjusted EBITDA unfavorable

Impact of International sports results:

•	Q1 sports results included in previous guidance: revenue $50m unfavorable, $37m adjusted EBITDA unfavorable

•	Q1 total sports results: revenue $100m unfavorable, $77m adjusted EBITDA unfavorable

7

Investment represents expected adjusted EBITDA impact of FanDuel Predicts, for FanDuel only. FanDuel will consolidate the results of FanDuel Predicts fully in its reported results. Under the terms of the partnership with CME Group, CME Group will receive a revenue share of approximately 50% of the gross revenue generated by FanDuel Predicts, before deduction of promotional spend. This revenue share cost will be accounted for in cost of sales. FanDuel will bear 100% of costs to support the FanDuel Predicts mobile app (promotional costs, sales and marketing, and non-exchange related cost of sales). CME Group will bear all costs to support the exchange.

8	Constant currency growth rates are calculated by retranslating the non-US dollar denominated component of Q1 2025 at Q1 2026 exchange rates. See reconciliation below.
9

Following a review of events in the current and prior periods, the Company has revised its definitions of organic revenue and organic adjusted EBITDA to better capture one-off events affecting year-over-year comparability. We believe that the revised definitions provide a more meaningful basis for comparison of period-over-period underlying performance of the Group’s segments and regions. The specific events which are adjusted for the periods under review are as follows:

•	Contributions from the acquisition of Snai on April 30, 2025 and NSX on May 14, 2025 are excluded from the current period

•	Contributions from Junglee are excluded from the prior period following the closure of real money gaming in India in August 2025

•	Foreign currency fluctuations

Please see “Definitions of Non-GAAP Financial Measures” and “Reconciliations of Non-GAAP Financial Measures” sections for detailed definitions and GAAP reconciliations.

10

Fox has an option to acquire an 18.6% equity interest in FanDuel (the Fox Option). Gains or losses in the fair value of the Fox Option primarily due to changes in the fair value of FanDuel during the reporting period are recorded in Other income (expense), net. See Part II, “Item 8. Financial Statements and Supplementary Data—Fair Value Measurements” of Flutter’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 26, 2026 for additional information regarding the Fox Option.

11

Beginning this quarter, the Group presents non-GAAP free cash flow further adjusted to include purchases of intangible assets with extended payment terms which are recognized within cashflows from financing activities (‘financing capex’), and exclude changes in player deposits and related liabilities. We believe this measure provides additional insight into our ability to generate cash from core operations by including all intangible asset purchases by the Group and by eliminating cash flow movements from player deposit movements, which are not indicative of underlying business performance. Please see “Definitions of Non-GAAP Financial Measures” and “Reconciliations of Non-GAAP Financial Measures” sections for detailed definitions and GAAP reconciliations.

12

A reconciliation of our forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure cannot be provided without unreasonable effort. This is due to the inherent difficulty of accurately forecasting the occurrence and financial impact of the adjusting items necessary for such a reconciliation to be prepared of items that have not yet occurred, are out of our control, or cannot be reasonably predicted.

13

The impact of changes in foreign exchange rates versus those used in the guidance issued on February 26, 2026 is not significant. Therefore, foreign exchange rates assumed for 2026 guidance remain unchanged versus those used for guidance issued on February 26, 2026 of USD:GBP of 0.741, USD:EUR of 0.849 and USD:AUD of 1.412.

14	Italian market position and share based on regulator GGR data from Agenzia delle dogane e dei Monopoli
15	Unallocated corporate overhead includes shared technology, research and development, sales and marketing, and general and administrative expenses that are not allocated to a specific segment.
16	Total International revenue by region and year-over-year movements includes Other revenue in addition to Sports and iGaming revenue separately identified.
17	Capital expenditure is defined as payments for the purchase of property and equipment, the purchase of intangible assets and capitalized software.

Definitions of non-GAAP financial measures

This press release includes organic revenue, organic adjusted EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income attributable to Flutter shareholders, adjusted Earnings Per Share (“adjusted EPS”), leverage ratio, net debt, free cash flow including financing capex and excluding player funds, adjusted depreciation and amortization and constant currency which are non-GAAP financial measures that we use to supplement our results presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures are presented solely as supplemental disclosures to reported GAAP measures because we believe that these non-GAAP measures are useful in evaluating our operating performance, similar to measures reported by its publicly-listed U.S. competitors, and regularly used by analysts, lenders, financial institutional and investors as measures of performance. These non-GAAP measures are not intended to be substitutes for any GAAP financial measures, and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

Constant currency reflects certain operating results on a constant currency basis in order to facilitate period-to-period comparisons of our results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refer to the exchange rates used to translate our operating results for all countries where the functional currency is not the U.S. Dollar, into U.S. Dollars. Because we are a global company, foreign currency exchange rates used for translation may have a significant effect on our reported results. In general, our financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar. References to operating results on a constant currency basis mean operating results without the impact of foreign currency exchange rate fluctuations. We believe the disclosure of constant currency results is helpful to investors because it facilitates period-to-period comparisons of our results by increasing the transparency of our underlying performance by excluding the impact of fluctuating foreign currency exchange rates. We calculate constant currency revenue, adjusted EBITDA and segment adjusted EBITDA by translating prior-period revenue, adjusted EBITDA and segment adjusted EBITDA, as applicable, using the average exchange rates from the current period rather than the actual average exchange rates in effect in the prior period.

Organic revenue is a non-GAAP measure presented on a segmental and regional basis in constant currency terms. It excludes: (i) acquisitions (calculated by excluding the impact of material acquisitions that are not fully consolidated in both current and comparative periods) and (ii) market exits resulting from significant regulatory changes.

Organic adjusted EBITDA is a non-GAAP measure presented on a segmental basis in constant currency terms, applying the same adjustments as organic revenue to adjusted EBITDA.

Organic revenue and adjusted EBITDA growth rates are also presented to show period-over-period movement. We believe the disclosure of organic revenue, organic adjusted EBITDA, and their growth rates are helpful to investors because they facilitate period-to-period comparisons by increasing transparency of our underlying performance.

The International segment has experienced a number of changes that impact period-to-period comparability. The following adjustments have been made in arriving at organic revenue and organic adjusted EBITDA:

•	Contributions from the acquisitions of Snai on April 30, 2025 and NSX on May 14, 2025 are excluded from the current period;

•	Junglee contributions are excluded from the comparative period following the closure of real money gaming in India in August 2025; and

•	Foreign currency fluctuations.

Adjusted EBITDA is defined on a Group basis as net income (loss) before income taxes; other income, net; interest expense, net; depreciation and amortization; transaction fees and associated costs; restructuring and integration costs; impairment of property and equipment, intangible assets, right-of-use assets and goodwill and share based compensation expense.

Adjusted EBITDA margin is Adjusted EBITDA as a percentage of revenue, respectively.

Adjusted net income is defined as net income (loss) as adjusted for after-tax effects of transaction fees and associated costs; restructuring and integration costs; gaming taxes dispute, amortization of acquired intangibles, accelerated amortization, loss (gain) on settlement of long-term debt; impairment of property and equipment, intangible assets, right-of-use assets and goodwill; financing related fees not eligible for capitalization; gain from disposal of businesses, fair value (gain)/loss on derivative instruments, fair value (gain)/loss on contingent consideration, fair value (gain)/loss on Fox Option Liability and fair value (gain)/loss on investment and share-based compensation.

Adjusted net income attributable to Flutter shareholders is defined as adjusted net income, adjusted for net gain/(loss) attributable to non-controlling interests and redeemable non-controlling interests, and adjustment of redeemable non-controlling interest to redemption value.

Adjusted EPS is calculated by dividing adjusted net income attributable to Flutter shareholders by the number of diluted weighted-average ordinary shares outstanding in the period.

Adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income attributable to Flutter shareholders and adjusted EPS are non-GAAP measures and should not be viewed as measures of overall operating performance, indicators of our performance, considered in isolation, or construed as alternatives to operating profit (loss), net income (loss) measures or earnings per share, or as alternatives to net cash provided by (used in) operating activities, as measures of liquidity, or as alternatives to any other measure determined in accordance with GAAP.

Management has historically used these measures when evaluating operating performance because we believe that they provide additional perspective on the financial performance of our core business.

Adjusted EBITDA has further limitations as an analytical tool. Some of these limitations are:

•	it does not reflect the Group’s cash expenditures or future requirements for capital expenditure or contractual commitments;

•	it does not reflect changes in, or cash requirements for, the Group’s working capital needs;

•	it does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on the Group’s debt;

•	it does not reflect share-based compensation expense which is primarily a non-cash charge that is part of our employee compensation;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	it is not adjusted for all non-cash income or expense items that are reflected in the Group’s statements of cash flows; and

•

the further adjustments made in calculating Adjusted EBITDA are those that management consider not to be representative of the underlying operations of the Group and therefore are subjective in nature.

Net debt is defined as total debt, excluding premiums, discounts, and deferred financing expense, and the effect of foreign exchange that is economically hedged as a result of our cross-currency interest rate swaps reflecting the net cash outflow on maturity less cash and cash equivalents.

Leverage ratio is defined as net debt divided by last twelve months adjusted EBITDA. We use this non-GAAP financial measure to evaluate our financial leverage. We present net debt to adjusted EBITDA because we believe it is more representative of our financial position as it is reflective of our ability to cover our net debt obligations with results from our core operations, and is an indicator of our ability to obtain additional capital resources for our future cash needs. We believe net debt is a meaningful financial measure that may assist investors in understanding our financial condition and recognizing underlying trends in our capital structure. The Leverage Ratio is not a substitute for, and should be used in conjunction with, GAAP financial ratios. Other companies may calculate leverage ratios differently.

Free cash flow is defined as net cash provided by (used in) operating activities less payments for property and equipment, intangible assets and capitalized software. Free cash flow including financing capex and excluding player funds is defined as free cash flow less purchases of intangible assets with extended payment terms recognized within cashflows from financing activities, and excluding movements in player deposits—investments and player deposit liabilities. We believe this measure provides additional insight into our ability to generate cash from core operations by including all intangible asset purchases by the Group and by eliminating cash flow movements from player deposit movements, which are not indicative of underlying business performance. These non-GAAP measures may be useful to investors and other users of our financial statements as supplemental measures of our cash performance, but should not be considered in isolation as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating cash flows presented in accordance with GAAP. Free cash flow and free cash flow including financing capex and excluding player funds do not necessarily represent funds available for discretionary use and are not necessarily a measure of our ability to fund our cash needs. Our calculation of free cash flow and free cash flow including financing capex and excluding player funds may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

Adjusted depreciation and amortization is defined as depreciation and amortization excluding amortization of acquired intangibles.

Condensed Consolidated Balance Sheets

($ in millions except share and per share amounts)	As of March 31, 2026	As of December 31, 2025
Current assets:
Cash and cash equivalents	1,512	1,828
Cash and cash equivalents – restricted	73	72
Player deposits – cash and cash equivalents	1,920	1,932
Player deposits – investments	23	23
Accounts receivable, net	155	190
Prepaid expenses and other current assets	817	751

Total current assets	4,500	4,796
Investments	6	7
Property and equipment, net	597	630
Operating lease right-of-use assets	538	550
Intangible assets, net	6,714	7,019
Goodwill	15,649	15,825
Deferred tax assets	295	309
Other non-current assets	175	144

Total assets	28,474	29,280
Liabilities, redeemable non-controlling interests and shareholders’ equity
Current liabilities:
Accounts payable	427	386
Player deposit liability	1,863	1,859
Operating lease liabilities	153	130
Long-term debt due within one year	171	109
Other current liabilities	2,366	2,559

Total current liabilities	4,980	5,043
Operating lease liabilities – non-current	442	476
Long-term debt	11,794	12,157
Deferred tax liabilities	1,038	1,105
Other non-current liabilities	511	801

Total liabilities	18,765	19,582
Commitments and contingencies
Redeemable non-controlling interests	417	424
Shareholders’ equity
Ordinary shares (Authorized 300,000,000 shares of €0.09 (March 31, 2026: $0.10; December 31, 2025: $0.11) par value each; issued March 31, 2026: 174,400,428 shares; December 31, 2025: 175,224,066 shares)	36	36
Additional paid-in capital	2,049	1,989
Accumulated other comprehensive loss	(1,252)	(1,111)
Retained earnings	8,231	8,124

Total Flutter Shareholders’ Equity	9,064	9,038
Non-controlling interests	228	236

Total shareholders’ equity	9,292	9,274

Total liabilities, redeemable non-controlling interests and shareholders’ equity	28,474	29,280

Condensed Consolidated Statements of Comprehensive Income

($ in millions except share and per share amounts)	Three months ended March 31,
	2026	2025
Revenue	4,304	3,665
Cost of sales	(2,467)	(1,956)

Gross profit	1,837	1,709
Technology, research and development expenses	(259)	(215)
Sales and marketing expenses	(966)	(840)
General and administrative expenses	(533)	(431)

Operating profit	79	223
Other income (expense), net	311	216
Interest expense, net	(156)	(85)

Profit before income taxes	234	354
Income tax expense	(25)	(19)

Net income	209	335

Net (loss) income attributable to non-controlling interests and redeemable non-controlling interests	(7)	3
Adjustment of redeemable non-controlling interest to redemption value	(2)	49
Net income attributable to Flutter shareholders	218	283
Earnings per share
Basic	1.24	1.59
Diluted	1.23	1.57
Other comprehensive income (loss), net of tax:
Effective portion of changes in fair value of cash flow hedges	17	(44)
Fair value of cash flow hedges transferred to the income statement	(11)	36
Changes in excluded components of fair value hedge	1	(1)
Foreign exchange gain (loss) on net investment hedges	1	(14)
Foreign exchange gain (loss) on translation of the net assets of foreign currency denominated entities	(132)	369
Income tax expense related to items of other comprehensive loss	(1)	—

Other comprehensive (loss) income	(125)	346

Other comprehensive income (loss) attributable to Flutter shareholders	(141)	336
Other comprehensive income attributable to non-controlling interest and redeemable non-controlling interest	16	10

Total comprehensive income	84	681

Condensed Consolidated Statements of Cash Flows

	Three months ended March 31,
($ in millions)	2026	2025
Cash flows from operating activities
Net income	209	335
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	416	294
Change in fair value of derivatives	—	—
Non-cash interest expense, net	67	12
Non-cash operating lease expense	35	43
Unrealized foreign currency exchange gain, net	(20)	(8)
Loss (gain) on disposals	2	(3)
Share-based compensation – equity classified	53	56
Share-based compensation – liability classified	(4)	1
Other (income) expense, net	(293)	(205)
Deferred tax (benefit) expense	(37)	1
Change in operating assets and liabilities:
Player deposits – investments	(5)	9
Accounts receivable	32	(9)
Prepaid expenses and other current assets	(43)	(1)
Accounts payable	65	84
Other liabilities	(140)	(236)
Player deposit liability	20	(147)
Operating leases liabilities	(27)	(38)

Net cash provided by operating activities	330	188
Cash flows from investing activities:
Purchases of property and equipment	(25)	(19)
Purchases of intangible assets	(32)	(33)
Capitalized software	(120)	(48)
Proceeds from disposal of intangible assets	—	5
Cash settlement of derivatives designated in net investment hedge	5	4
Other advances	—	(9)

Net cash used in investing activities	(172)	(100)
Cash flows from financing activities:
Proceeds from issue of ordinary share upon exercise of options	4	3
Proceeds from issuance of long-term debt (net of transactions costs)	450	—
Transaction costs with third parties from issuance of long-term debt	(6)	—
Repayment of long-term debt	(744)	(10)
Distributions to non-controlling interests	(12)	(4)
Payment of contingent consideration	—	(16)
Purchases of intangible assets with extended payment terms	(15)	—
Repurchase of ordinary shares and taxes withheld and paid on employee share awards	(135)	(244)

Net cash (used in) financing activities	(458)	(271)

Net decrease in cash, cash equivalents and restricted cash	(300)	(183)
Cash, cash equivalents and restricted cash – Beginning of the period	3,832	3,509
Foreign currency exchange gain (loss) on cash and cash equivalents	(27)	67

Cash, cash equivalents and restricted cash – End of the period	3,505	3,393
Cash, cash equivalents and restricted cash comprise of:
Cash and cash equivalents	1,512	1,537
Cash and cash equivalents - restricted	73	54
Player deposits - cash & cash equivalents	1,920	1,802

Cash, cash equivalents and restricted cash – End of the period	3,505	3,393

Supplemental disclosures of cash flow information:
Interest paid	97	91
Income tax paid (net of refunds)	77	21
Operating cash flows from operating leases	36	38
Non-cash investing and financing activities:
Purchase of long lived assets with accrued expense – investing[1]	52	91
Purchase of long lived assets with accrued expense – financing[1]	57	—
Right of use assets obtained in exchange for new operating lease liabilities	17	15
Adjustments to lease balances as a result of remeasurement	13	25
Non-cash issuance of common stock upon exercise of options[1]	3	—

1.	Figures represent the closing position at the end of the reporting period and not the movement during the period.

Reconciliations of non-GAAP financial measures

Adjusted EBITDA reconciliation

See below a reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to net income, the most comparable GAAP measure.

	Three months ended March 31,
($ in millions)	2026	2025
Net income	209	335
Add back:
Income taxes	25	19
Other (expense) income, net	(311)	(216)
Interest expense, net	156	85
Depreciation and amortization	416	294
Share-based compensation expense	49	57
Transaction fees and associated costs [1]	21	1
Restructuring and integration costs [2]	66	41

Group Adjusted EBITDA	631	616

Group Revenue	4,304	3,665
Group Adjusted EBITDA Margin	14.7%	16.8%

1.	Fees primarily relate to the Group’s contribution to a super political action committee.
2.

Costs primarily relate to various restructuring, acquisition integration and other strategic initiatives to drive synergies. The programs are expected to run until 2027. These actions include efforts to consolidate and integrate our technology infrastructure, back-office functions and relocate certain operations to lower cost locations. It also includes business process re-engineering cost, planning and design of target operating models for the Group’s enabling functions and discovery and planning related to the Group’s anticipated migration to a new enterprise resource planning system. The costs primarily include severance expenses, advisory fees and temporary staffing costs.

Adjusted net income attributable to Flutter shareholders

See below a reconciliation of Adjusted net income attributable to Flutter shareholders to net income/ (loss), the most comparable GAAP measure.

	Three months ended March 31,
($ in millions)	2026	2025
Net income	209	335
Less:
Transaction fees and associated costs	21	1
Restructuring and integration costs	66	41
Amortization of acquired intangibles	214	158
Share-based compensation	49	57
Financing related fees not eligible for capitalization	—	1
Fair value gain on Fox Option Liability	(293)	(205)
Tax impact of above adjustments[1]	(58)	(50)

Adjusted net income	208	338
Less:
Net (loss) income attributable to non-controlling interests and redeemable non-controlling interests[2]	(7)	3
Adjustment of redeemable non-controlling interest[3]	(2)	49

Adjusted net income attributable to Flutter shareholders	217	286

Weighted average number of shares	177	180

1.	Tax rates used in calculated adjusted net income attributable to Flutter shareholders is the statutory tax rate applicable to the geographies in which the adjustments were incurred.
2.	Represents net income attributed to the non-controlling interest in Sisal offset by the net loss attributed to the redeemable non-controlling interest in MaxBet, Junglee and Betnacional.
3.

Represents the adjustment made to the carrying value of the redeemable non-controlling interests in MaxBet and Junglee to account for the higher of (i) the initial carrying amount adjusted for cumulative earnings allocations, or (ii) redemption value at each reporting date through retained earnings.

Adjusted earnings per share reconciliation

See below a reconciliation of adjusted earnings per share to diluted earnings per share, the most comparable GAAP measure.

	Three months ended March 31,
	$2026	2025
Earnings per share to Flutter shareholders	1.23	1.57
Add/ (Less):
Transaction fees and associated costs	0.12	0.01
Restructuring and integration costs	0.37	0.23
Amortization of acquired intangibles	1.21	0.88
Share-based compensation	0.28	0.31
Financing related fees not eligible for capitalization	—	0.01
Fair value gain on Fox Option Liability	(1.66)	(1.14)
Tax impact of above adjustments	(0.33)	(0.28)

Adjusted earnings per share	1.22	1.59

Net debt reconciliation

See below a reconciliation of net debt to long-term debt, the most comparable GAAP measure.

($ in millions)	As of March 31, 2026	As of December 31, 2025
Long-term debt	11,794	12,157
Long-term debt due within one year	171	109

Total Debt	11,965	12,266
Add:
Transactions costs, premiums or discount included in the carrying value of debt	87	93
Less:
Unrealized foreign exchange on translation of foreign currency debt [1]	35	60
Cash and cash equivalents	(1,512)	(1,828)

Net Debt	10,575	10,591

1.	Representing the adjustment for foreign exchange that is economically hedged as a result of our cross-currency interest rate swaps to reflect the net cash outflow on maturity.

Free cash flow including financing capex and excluding player funds

See below a reconciliation of free cash flow and free cash flow including financing capex and excluding player funds to net cash provided by operating activities, the most comparable GAAP measure.

	Three months ended March 31,
($ in millions)	2026	2025
Net cash provided by operating activities	330	188
Less cash impact of:
Purchases of property and equipment	(25)	(19)
Purchases of intangible assets	(32)	(33)
Capitalized software	(120)	(48)

Free cash flow	153	88
Less: Purchases of intangible assets with extended payment terms	(15)	0
Less movements in:
Player deposits - investments	5	(9)
Player deposit liability	(20)	147

Free cash flow including financing capex and excluding player funds	123	226

Constant currency and organic reconciliation

See below a reconciliation of constant currency and organic revenue and adjusted EBITDA to nominal currency revenue and segment adjusted EBITDA, the most comparable GAAP measure.

Q1 2026	Reported	FX impact[1]	Constant currency	Acquisitions[2]	India exit[3]	Organic
US revenue	1,763		1,763
UKI sportsbook revenue	361		361			361
UKI iGaming revenue	502		502			502
UKI revenue	900		900			900
SEA sportsbook revenue	341		341			181
SEA iGaming revenue	586		586			401
SEA revenue	940		940	(350)		590
APAC revenue	305		305			305
CEE revenue	160		160			160
Brazil revenue	74		74	(63)		11
Other regions revenue	162		162			162
International sportsbook revenue	1,077		1,077			894
International iGaming revenue	1,386		1,386			1,160
International revenue	2,541		2,541	(413)		2,128

Group revenue	4,304		4,304
US adjusted EBITDA	119		119
International adjusted EBITDA	587		587	(69)		518
Unallocated corporate overhead	(75)		(75)

Group adjusted EBITDA[4]	631		631

Q1 2025	Reported	FX impact[1]	Constant currency	Acquisitions[2]	India exit[3]	Organic
US revenue	1,666	3	1,669
UKI sportsbook revenue	404	31	435			435
UKI iGaming revenue	441	32	473			473
UKI revenue	882	67	949			949
SEA sportsbook revenue	155	18	173			173
SEA iGaming revenue	287	15	302			302
SEA revenue	448	33	481			481
APAC revenue	313	26	339		(40)	299
CEE revenue	140	10	150			150
Brazil revenue	9	1	10			10
Other regions revenue	207	16	223			223
International sportsbook revenue	880	83	963			963
International iGaming revenue	1,050	64	1,114		(40)	1,074
International revenue	1,999	153	2,152		(40)	2,112

Group revenue	3,665	156	3,821
US adjusted EBITDA	161	(3)	158
International adjusted EBITDA	518	40	558		(13)	545
Unallocated corporate overhead	(63)	(6)	(69)

Group adjusted EBITDA[4]	616	30	646

1.

Representing adjustments to identify the year-over-year movement driven by changes to foreign currency exchange rates, calculated by translating prior period amounts using the average exchange rates from the current period rather than the actual average exchange rates in effect in the prior period. The resulting figures are referred to as constant currency comparatives. The subsequent amounts adjusted for acquisitions, India market exit and internal reorganizations are likewise shown on a constant currency basis.

2.

Representing adjustments to exclude the impacts from businesses acquired after the start of the prior comparative period. The Snai and NSX acquisitions were completed on April 30, 2025, and May 14, 2025, respectively. As such, any revenue or adjusted EBITDA generated between January 1, 2026, and March 31, 2026 has been excluded from organic figures to facilitate meaningful analysis and comparison of our underlying growth year-over-year.

3.

Representing adjustments to exclude the impacts resulting from the enactment of the Promotion and Regulation of Online Gaming Act 2025, which required Junglee and all other operators to immediately stop real-money gaming services. As such, any revenue or adjusted EBITDA generated between January 1, 2025, and March 31, 2025 has been excluded from organic figures to facilitate meaningful analysis and comparison of our underlying growth year-over-year.

4.	Group adjusted EBITDA has been reconciled to net income above, the most directly comparable financial measures calculated in accordance with GAAP.

This results in the following year-over-year growth rates:

Q1 2026	YoY reported	FX impact	YoY CC	Organic adjustments	YoY organic
US revenue	+6%	—%	+6%
UKI sportsbook revenue	(11)%	+6%	(17)%	—%	(17)%
UKI iGaming revenue	+14%	+8%	+6%	—%	+6%
UKI revenue	+2%	+7%	(5)%	—%	(5)%
SEA sportsbook revenue	+120%	+23%	+97%	+92%	+5%
SEA iGaming revenue	+104%	+10%	+94%	+61%	+33%
SEA revenue	+110%	+15%	+95%	+72%	+23%
APAC revenue	(3)%	+7%	(10)%	(12)%	+2%
CEE revenue	+14%	+7%	+7%	—%	+7%
Brazil revenue	+722%	+82%	+640%	+630%	+10%
Other regions revenue	(22)%	+5%	(27)%	—%	(27)%
International sportsbook revenue	+22%	+10%	+12%	+19%	(7)%
International iGaming revenue	+32%	+8%	+24%	+16%	+8%
International revenue	+27%	+9%	+18%	+17%	+1%

Group revenue	+17%	+4%	+13%
US adjusted EBITDA	(26)%	(1)%	(25)%
International adjusted EBITDA	+13%	+8%	+5%	+10%	(5)%
Unallocated corporate overhead	+19%	+10%	+9%

Group adjusted EBITDA	+2%	+4%	(2)%

Reconciliation of supplementary non GAAP information: Adjusted depreciation and amortization

($ millions)	Three months ended March 31, 2026				Three months ended March 31, 2025
Unaudited	US	Intl	Corp	Total	US	Intl	Corp	Total
Depreciation and Amortization	61	341	14	416	33	250	11	294
Less: Amortization of acquired intangibles	(25)	(189)	—	(214)	(4)	(154)	—	(158)

Adjusted depreciation and amortization[1]	36	152	14	202	29	96	11	136

1.	Adjusted depreciation and amortization is defined as depreciation and amortization excluding amortization of acquired intangibles.